Exhibit 99.2

FY 2014 Q1

Letter to Shareholders

Making life’s important moments possible — one breath at a time.TM

To our Shareholders

I am pleased to have this opportunity to provide you, our shareholders, a review of Electromed’s first quarter of fiscal 2014 as well as an update on the Company’s progress, strategies and outlook. Regarding our first quarter fiscal 2014 financial performance, I am not satisfied with the revenues we reported, however, I do see reasons for optimism in the details of the results. Revenues were $3.4 million compared to $4.0 million in the first quarter of last year. This revenue decline primarily results from two factors: lower prices we received for our products due to cost reduction pressure from major insurance providers, and challenges getting our products approved for reimbursement by these insurers once the products have been prescribed for a patient. I’ll discuss these issues later in this letter. I am encouraged that during the first quarter, gross margins held up well, we generated solid cash flow from operations and we ended the quarter with cash in the bank of over $1 million.

We reported a first quarter loss of $335,000, or $0.04 cents per share. Gross margin of 69% was down just slightly from the first quarter of fiscal 2013 which indicates we managed the costs of manufacturing and delivered our products well. Sales and marketing expense declined in absolute dollar terms compared to the year ago quarter but rose as a percentage of sales due to the lower revenues. As the quarter unfolded, we focused on managing expenses and I’m pleased with the way our team responded to that challenge.

I’d like to provide you with greater insight into the market environment in which we operate and how we are working to overcome the challenges this market presents. It is no secret there is increasing focus across the entire health care market on cost control and cost reduction. As a supplier to that market, we see that every day. The major health insurance providers, including Medicare and Medicaid, are asking for lower prices on nearly everything they cover. The result is pressure on suppliers like Electromed to provide our products at lower prices. This means we have to sell more units to maintain current revenue levels. At the same time, we are seeing more scrutiny on each reimbursement decision adding to the pressure of making more strategic choices on where we sell, in order to improve the chances we will receive reimbursement for each device.

On the patient demand side, there is evidence that uncertainty surrounding health care reform in the U.S., including the rollout of the Affordable Care Act (ACA), has caused some people to delay visits to doctors and clinics for symptoms they are experiencing. However, we believe patients will eventually make these visits as they experience additional symptoms. In the short term, we believe these delays in seeking care have slowed the flow of potential business for us.

We have also seen a lengthening of the period of time required to obtain reimbursement decisions from government entities such as Medicare and Medicaid. This impacts our ability to recognize revenue as we await decisions from the insurers to reimburse for the cost of our devices.

The recent passage of the Sunshine Act by Congress has also impacted our business by limiting access to physicians and other health care decision makers. The Sunshine Act requires the reporting of payments, gifts and other benefits made to health care providers by suppliers of health care products.

One result of this new law has been to limit our ability to offer educational programs about our products, often in a lunch setting (we call them “lunch and learns”). We are actively working with our customers to ensure they do not lose access to this kind of educational opportunity and believe we can continue to provide this resource while fully complying with the new regulations.

While these may seem like difficult challenges, we believe we have the right products, people and processes to be successful in this market. Our product, the SmartVest® System, delivers great technology, ease-of-use and value for patients. Because of its design advantages that provide greater comfort, patients are more likely to continue using the device as prescribed, resulting in fewer adverse outcomes such as secondary infections. The cost of treating these infections is thus avoided, making the SmartVest an attractive choice for patients, providers and insurers. We are confident this is a winning strategy.

We strongly believe the market opportunity for our products will continue to grow as the population ages. Our products can effectively address conditions such as chronic obstructive pulmonary disease (COPD) and other pulmonary conditions that are increasingly affecting this aging population. We believe the Company is in a good position to benefit from these trends.

Looking forward, we continue to have three primary points of focus:

•	Generating revenue growth, both domestically and internationally;
•	Controlling expenses which, combined with revenue growth, we believe will produce a return to historical levels of profitability; and,
•	Reinvigorating our legacy of innovation.

This effort won’t be easy and success will require patience, dedication, energy and passion. I am pleased by the spirit I see across the entire organization. We embrace our core purpose: making life’s important moments possible – one breath at a time, knowing that what we do makes a major difference in the quality of life of each patient we serve. This purpose isn’t a passing fad and it motivates us to succeed every day. We look forward to being successful for our patients, their health care providers, the insurers, our employees and you, our shareholders.

Thank you for your support and I look forward to updating you on our progress as fiscal year 2014 unfolds.

Sincerely,

Kathleen Skarvan
Chief Executive Officer

Testimonial

“I could tell that the representatives of [Electromed] were very dedicated and very caring. That meant a lot to me because customer service is so important. They are keeping us informed, they’re responding to our requests, and we can give them constructive feedback. We strive to keep up with equipment that will serve patients’ needs for comfort, quality, convenience, and, most importantly, effectiveness. And as clinicians we need to think about ways to prevent readmissions for diseases such as pneumonia and COPD.”

Lil O’Neill
Medical Assistant
Registered Respiratory Therapist
Lincoln, Nebraska

Cautionary Statements

Certain statements found in this letter may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this letter include the Company’s beliefs and expectations regarding the economic environment in which the Company operates, referral and approval trends, sales growth and profitability goals, financial and operational performance, cost reductions, the impact of the medical device tax and other regulatory changes, and the Company’s strategic goals and focus for future periods. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, our ability to effectively control costs, and our ability to obtain credit as needed, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter.